Exhibit 10.16

To whom it may concern,	17/02/2025

This letter is to confirm that Wedress Pty Ltd, have an active rolling month to month agreement with WOTSO North Strathfield for Suite 2.03 at Level 1, 5 George St North Strathfield, NSW 2137.

Their agreement had commenced on the 27th of June 2024 and currently their monthly membership fee is $3,300 (inclusive of GST) per month

The business address Wedress Pty Ltd is listed to use through WOTSO North Strathfield is:

Wedress Pty Ltd

Level 1, 5 George Street

North Strathfield

NSW 2137

If you require any more information or additional clarification, please feel to reach out to my office with the contact information stated below

Kind Regards,

/s/ Harrison Faatoafe

Harrison Faatoafe

Space Leader

WOTSO North Strathfield

WOTSO WorkSpace ABN 82 098 931 563     FREEPHONE 18004WOTSO     |    Email: enquiries@wotsoworkspace.com.au

5 George Street, North Strathfield, NSW, 2137     |   Tel +61 2 9739 4800   |   Fax +61 2 9033 8600   |